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                                                                Exhibit 23.5


January 30, 1997


The Directors
Zindart Limited
Flat C & D, 25/F
57 Ting Kok Road
Tai Po, New Territories
Hong Kong

To the Board of Directors:

        I, James E. Gilleran, will serve as a director on the Board of Directors of Zindart Limited, a company incorporated under the laws of Hong Kong (the "Company"), effective as of the closing of the offering of the Company's American Depositary Shares, as set forth in the registration statement on Form F-1 (Registration No. 333-17973) and the form of prospectus contained therein (the "Prospectus").

        I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to me under the heading "Management" in the Prospectus.


Yours sincerely,

James E. Gilleran

/s/ James E. Gilleran